FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-189006

Dated August 2, 2013

ISSUER FREE WRITING PROSPECTUS DATED AUGUST 2, 2013

This free writing prospectus should be read together with the preliminary prospectus dated August 2, 2013 related to this offering and included in Amendment No. 3 to the Registration Statement on Form S–1 (File No. 333–189006) (the “Preliminary Prospectus”). The following information supplements and/or updates the information contained in the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes contained in, or incorporated by reference into, the Preliminary Prospectus, before deciding to invest in this offering.

Preliminary Unaudited Financial Information for the Quarter Ended June 29, 2013

Superconductor Technologies Inc. (the “Company”) is providing the following preliminary financial information for the fiscal quarter ended June 29, 2013 for informational purposes in connection with the filing of the Preliminary Prospectus. The information contained in this free writing prospectus is preliminary, unaudited and subject to finalization in the Company’s normal quarterly reporting process. As previously announced, the Company will release its final earnings results before the market opens on Tuesday, August 13, 2013, followed that same day by a conference call to discuss results and simultaneous webcast at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.’s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net revenues:
Net commercial product revenues	$555,000	$529,000	$1,331,000	$873,000
Government and other contract revenues	—	67,000	—	122,000

Total net revenues	555,000	596,000	1,331,000	995,000

Costs and expenses:
Cost of commercial product revenues	394,000	1,078,000	620,000	1,922,000
Cost of government and other contract revenue	—	43,000	—	95,000
Research and development	1,411,000	1,314,000	2,849,000	2,475,000
Selling, general and administrative	1,130,000	1,604,000	2,475,000	2,952,000

Total costs and expenses	2,935,000	4,039,000	5,944,000	7,444,000

Loss from operations	(2,380,000)	(3,443,000)	(4,613,000)	(6,449,000)

Other Income and Expense:

Loss in joint venture investment in Resonant LLC	(56,000)	—	(238,000)	—
Other income	—	21,000	6,000	37,000
Interest Income	—	3,000	1,000	5,000

Net loss	$(2,436,000)	$(3,419,000)	$(4,844,000)	$(6,407,000)

Basic and diluted loss per common share	$(0.54)	$(1.03)	$(1.12)	$(2.04)

Basic and diluted weighted average number of common shares outstanding	4,521,731	3,325,383	4,337,905	3,145,097

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	December 31,
	2013	2012
	(Unaudited)	(See Note)
ASSETS
Current Assets:
Cash and cash equivalents	$1,613,000	$3,634,000
Accounts receivable, net	232,000	122,000
Inventory, net	107,000	51,000
Prepaid expenses and other current assets	334,000	315,000

Total Current Assets	2,286,000	4,122,000

Property and equipment, net of accumulated depreciation of $19,994,000 and $19,445,000, respectively	5,868,000	6,242,000
Patents, licenses and purchased technology, net of accumulated amortization of $2,400,000 and $2,367,000, respectively	806,000	889,000
Other assets	504,000	776,000

Total Assets	$9,464,000	$12,029,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$541,000	$603,000
Accrued expenses	687,000	460,000

Total Current Liabilities	1,228,000	1,063,000
Other long term liabilities	547,000	674,000

Total Liabilities	1,775,000	1,737,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 536,520 and 564,642 shares issued and outstanding, respectively	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized, 4,751,284 and 4,193,690 shares issued and outstanding, respectively	5,000	4,000
Capital in excess of par value	274,471,000	272,231,000
Accumulated deficit	(266,788,000)	(261,944,000)

Total Stockholders’ Equity	7,689,000	10,292,000

Total Liabilities and Stockholders’ Equity	$9,464,000	$12,029,000

Note – December 31, 2012 balances were derived from audited consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 29, 2013	June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,844,000)	$(6,407,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	589,000	130,000
Stock-based compensation expense	296,000	595,000
Write-off of intangibles	87,000	87,000
Provision for excess and obsolete inventories	—	182,000
Gain on disposal of property and equipment	(6,000)	(37,000)
Equity loss from Resonant LLC	238,000	—
Changes in assets and liabilities:
Accounts receivable	(110,000)	(222,000)
Inventories	(56,000)	276,000
Prepaid expenses and other current assets	(18,000)	(89,000)
Patents and licenses	(38,000)	(115,000)
Other assets	34,000	5,000
Accounts payable, accrued expenses and other current liabilities	37,000	139,000

Net cash used in operating activities	(3,791,000)	(5,456,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(181,000)	(1,863,000)
Net proceeds from sale of property and equipment	6,000	37,000

Net cash used in investing activities	(175,000)	(1,826,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	—	(134,000)
Net proceeds from the sale of common stock	1,945,000	6,621,000

Net cash provided by financing activities	1,945,000	6,487,000

Net decrease in cash and cash equivalents	(2,021,000)	(795,000)
Cash and cash equivalents at beginning of period	3,634,000	6,165,000

Cash and cash equivalents at end of period	$1,613,000	$5,370,000

# # #

Important Note

The Company has filed a Registration Statement (including a Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. This Registration Statement has not been declared effective. This information is provided solely for informational purposes and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.

Before you invest, you should read the Preliminary Prospectus in that Registration Statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company or the underwriter will arrange to send you the Preliminary Prospectus contained in the Registration Statement if you request it by calling Ladenburg Thalmann & Co. Inc., at (212) 409-2000.

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